Exhibit 99.1

A BEHAVIORAL HEALTH COMPANY DEPLOYING TOOLS AND TECHNOLOGY THAT IMPROVE ACCESS TO CARE AND REDUCE TRIAL AND ERROR PRESCRIBING IMPROVING OUTCOMES AND LOWERING COSTS February 2019 Investor Presentation NASDAQ: MYND

Investor Presentation DISCLAIMER This presentation contains “forward - looking statements” pursuant to the safe - harbor provisions of the Private Securities Litigation Reform Act of 1995 giving expectations or predictions of future financial or business performance or conditions of Mynd Analytics, Inc . (" Mynd ") and Emmaus Life Sciences, Inc . ("Emmaus"), including, without limitation, statements related to : (i) market opportunities for certain of MYnd and Emmaus’s products, (ii) general market trends in mental health and payor coverage, (iii) the ability of MYnd’s products to successfully produce objective data, improve efficiency in the treatment of depression and other mental health and psychiatric illnesses, recognize patterns, predict outcomes and personalize medicine, improve patient outcomes or reduce healthcare costs, (iv) statements relating to the Agreement and Plan of Merger dated as of January 4 , 2019 , by and among the Company, the Company’s wholly owned subsidiary, Athena Merger Subsidiary, Inc . , and Emmaus (the “Merger Agreement”), (v) the transactions contemplated by the Merger Agreement including but not limited to the Merger (as defined in the Merger Agreement) and (vi) MYnd’s or the combined company’s future financial condition, performance and operating results, strategy and plans . These forward - looking statements are subject to numerous assumptions, risks and uncertainties which change over time . Forward - looking statements speak only as of the date they are made and MYnd and Emmaus assume no duty to update forward - looking statements . Forward - looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved . Forward - looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties described in our filings with the U . S . Securities and Exchange Commission, including our most recent reports on Forms 10 - K, 10 - Q and 8 - K, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward - looking statements . Forward - looking statements speak only as of the date they are made . You should not put undue reliance on any forward - looking statements . We assume no obligation to update forward - looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward - looking information, except to the extent required by applicable securities laws . If we do update one or more forward - looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward - looking statements . 2

Investor Presentation IMPORTANT ADDITIONAL INFORMATION ABOUT THE MERGER AND THE SPIN - OFF This presentation is being made in respect of the proposed business combination involving MYnd and Emmaus Life Sciences, Inc . (“Emmaus”) . In connection with the proposed transaction, MYnd and Emmaus have filed documents with the SEC, including the filing by MYnd of a Registration Statement on Form S - 4 containing a Joint Proxy Statement/Prospectus, filed on February 13 , 2019 , and each of MYnd and Emmaus plan to file with the SEC other documents regarding the proposed transactions . INVESTORS AND SECURITY HOLDERS OF MYND AND EMMAUS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC BY MYND AND EMMAUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS . Investors and security holders may view these documents and other documents filed with the SEC at the SEC’s web site at www . sec . gov and by contacting MYnd Investor Relations at mynd@crescendo - ir . com . Investors and security holders may view the documents filed with the SEC on MYnd’s website at www . myndanalytics . com or through the SEC’s website at www . sec . gov . Investors and security holders are urged to read the Joint Proxy Statement/ Prospectus and other documents filed with the SEC before making any voting or investment decision in connection with the proposed transactions . PARTICIPANTS IN THE SOLICITATION MYnd, Emmaus and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction . Information regarding the interests of these directors and executive officers in the proposed transaction has been included in the Joint Proxy Statement/Prospectus described above . Additional information regarding the directors and executive officers of MYnd is also included in MYnd’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 1 , 2018 , as updated in MYnd’s Annual Report on Form 10 - K for the fiscal year ended September 30 , 2018 , and additional information regarding the directors and executive officers of Emmaus is also included in Emmaus’ proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on August 23 , 2018 . Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed transaction . NO OFFERS OR SOLICITATIONS This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act . 3

Investor Presentation 4 MYND ANALYTICS (NASDAQ:MYND) MYnd Analytics provides technology and services that improve access to behavioral health resources. This is done through telemedicine and an artificial (augmented) intelligence platform that allows clinicians to deliver personalized treatment plans. These solutions improve health care while decreasing costs. Two out of three individuals with mental illness never seek medical care, and of those who do millions fail to respond to current medication therapies 1 (1) Integrated Behavioral Health Care Jürgen Unützer , MD, MPH, MA Chair, Psychiatry & Behavioral Sciences Director, AIMS Center University of Washington National Alliance Mental Health Summit, Denver, CO April 2 5, 2017

INVESTMENT HIGHLIGHTS

- ✓ **The global behavioral/mental health care software and services market size is expected to reach USD 4.31 billion by 2025; forecast to growth at 11.8% CAGR[1]**
  - It is estimated that 350 million individuals experience depression annually[2]
  - On average, it takes almost 10 years to obtain treatment after symptoms of depressed mood begin[2]
  - More than two-thirds of depressed individuals never receive adequate care[2]
  - Depression is the leading cause of disability in the US for individuals aged 15 to 44 years with annual losses in productivity in excess of $31 billion[3]
- ✓ Arcadian Telepsychiatry subsidiary specializes in the technology enabled delivery of mental health services through a **network of licensed clinicians in all 50 states**
  - Telemedicine improves access to care for the 60% of individuals who do not currently receive care
  - Goldman Sachs estimates potential costs savings of over $100B/year in the U.S. through telehealth
- ✓ MYnd's PEER™ Report, an FDA break through technology platform, utilizes machine learning to analyze EEGs and inform therapeutic regimens, thereby **improving patient outcomes and reducing healthcare costs**
  - Expanding partnerships with provider groups and managed care companies
  - Broad patents (20 issued, 8 pending) and strong clinical validation (45 peer-reviewed studies)
  - Increasing reimbursement due to new government mandates including collaborative care

(1) https://www.grandviewresearch.com/press-release/global-behavioral-mental-health-care-software-market
(2) Demyttenaere K, Bruffaerts R, Posada-Villa J, et al. WHO World Mental Health Survey Consortium. Prevalence, severity, and unmet need for treatment of mental disorders in the World Health Organization World Mental Health Surveys. JAMA. 2004 Jun 2;291(21):2581–90. DOI: https://doi.org/10.1001/jama.291.21.2581.
(3) Kessler RC. The costs of depression. Psychiatr Clin North Am. 2012 Mar;35(1):1–14. DOI: https://doi.org/10.1016/j.psc.2011.11.005

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SOLVING BEHAVIORAL HEALTH CHALLENGES

Problem

Looming crisis in access to care:

- Psychiatrist and behavioral health clinician shortage while demand for their services is increasing.
- Wait time for a first appointment with a psychiatrist can be in excess of 30 days.
- 70% of mental health is treated by primary care physicians who do not have specialized training in behavioral health.

Clinicians often rely on "trial and error" prescribing for depression, anxiety, PTSD and other mental health conditions.

Impact:

- Over half of patients never seek treatment for behavioral health disorders.
- Treatments themselves are marked by low efficacy, low adherence and therefor a low remission rate.

Solution

✓ ***Telepsychiatry***: Deploying a technology enabled behavioral health network that increases access to these scarce clinical resources.

- Ability to deliver behavioral health services in primary care offices, nursing homes, clinics, prisons and in the home.

✓ ***AI Clinical Decision Support***: clinically validated tool to support a personalized treatment protocol

- Patented technology utilizes complex algorithms to analyze EEGs
- Informs therapeutic regimens, thereby improving patient outcomes and reducing healthcare costs.

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BEHAVIORAL HEALTH PAYOR COVERAGE IS INCREASING

MYnd Analytics is strategically positioned to provide solutions for gaps that exist in behavioral health.

Expanding coverage

- New government mandates have helped drive reimbursement for solutions that improve outcomes and reduce costs
  - Federal Mental Health Parity Act (2008)
  - Expansion Benefits for Medicare (2008)
  - Affordable care Act further coverage expansion (2010)
  - 21st Century Cures (2016)
- Coverage for mental health continues to expand and CPT codes exist for reimbursement

Collaborative Care Model (CoCM)

- Under the CoCM, a consulting psychiatrist provides the primary care practice with specialized expertise through regular case review and recommendations for therapeutic and pharmacological treatment, medication adjustments, and additional specialty care
- Medicare now provides coverage and reimbursement for "Psychiatric Collaborative Care Management Services"

According to Piper Jaffray, the telemedicine industry overcame regulatory barriers 3 years ago by becoming a legal form of healthcare in every state. Since then, the likelihood of someone choosing telemedicine has doubled y/y to 61% vs 28%, and half of consumers suggest they would consider a virtual behavioral therapist. Even the 65+ population is warming up to telemedicine. These (and other) revelations point to the telemedicine trend going mainstream.*

*https://piper2.bluematrix.com/sellside/EmailDocViewer?encrypt=c06f64b8-7a22-47b1-8c8c-1e974ad509a1&mime=PDF&co=Piper&id=nina.d.deka@pjc.com&source=libraryView&htmlToPdf=true

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IMPROVING ACCESS TO CARE THROUGH ARCADIAN TELEPSYCHIATRY

- Arcadian specializes in the technology enabled delivery of behavioral health services through a network of social workers, therapists and psychiatrists throughout the United States
- Offers a suite of services including **telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters**
- Services for **all age groups** and flexibility in scheduling appointments **7 days a week at locations that are best suited for the patient**
- **Arcadian has the ability to serve consumers in all 50 states through its network of licensed clinicians**
- **Customer base includes:**
  - Government and non-profit agencies
  - Hospital networks
  - Private insurers including managed care organizations
  - Physicians and patients

ARCADIAN telepsychiatry

Goldman Sachs estimates total potential savings of $100B+ in the U.S. alone through telehealth services

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Investor Presentation 9 TECHNOLOGY ENABLED TELE - BEHAVIORAL HEALTH • Arcadian Telepsychiatry leverages a customized technology platform to manage the entire encounter including scheduling, video conferencing, billing and report delivery. • Arcadian’s technology enabled service makes it easy for primary care providers, health networks, EAP providers, nursing homes and prisons to integrate this into their patient services. • Tele - behavioral health is ideal for underserved areas or those with limited access to services, and patients seeking access to care in the privacy of their own home.

Investor Presentation 10 PEER AI/MACHINE LEARNING IS A POWERFUL TOOL FOR PHYSICIANS • An electroencephalogram (EEG) is a completely painless, non - invasive test that records your brain’s electrical activity and provides a basis for comparison against others within PEER Online® (Psychiatric Electroencephalographic Evaluation Registry) (“PEER”) • MYnd utilizes AI , machine learning and data analytics to enable a clinician to develop a personalized treatment plan , thereby improving patient outcomes and reducing healthcare costs Large clinical registry and database of predictive algorithms: 11,000+ patients & 40,000+ outcomes o MYnd’s PEER Report uses data from EEG tests, outcomes and machine learning to identify endophenotypic markers of drug response Proven results with 144% improvement in depression scores and 75% reduction in suicidality

Investor Presentation PEER ASSISTED TREATMENT PLANS ACHIEVE BETTER AND FASTER RESULTS 11 * DEBATTISTA 2011 – PEER VS STAR - D Quick Inventory of Depressive Symptomatology (QIDS) Clinician Rating (QIDS - C) and Self - Report (QIDS - SR) is a standard psychometric evaluation in patients with chronic major depression ; the lower the score the better measured outcome for the patients . PEER PEER assisted treatments achieve the same results as “Treatment As Usual” in half the time , and then continue to deliver a statistically better result over the full course of treatment.

Investor Presentation 12 CLINICAL EVIDENCE FOR PEER Independent studies • 45 studies with 3 , 130 patients offer compelling evidence for QEEG biomarkers as simple, inexpensive predictors of patient response to specific antidepressants and likely treatment - related side effects (including suicidal ideation) . • EMBARC – NIMH - sponsored study of objective biomarkers found EEG predicted SSRI response, May 2018 . "Although we continue to study brain imaging and blood biomarkers, I do recommend patients ask for these tests when seeking an antidepressant," Dr . Madhukar Trivedi said . * PEER Randomized Controlled Trials • The four randomized controlled trials of PEER, measured by Standard Mean Difference, demonstrated a ‘strong’ effect for these symptom scales, compared with moderate or weak effect for current treatment as usual (TAU) . • These trials represent more LOE 1 A evidence than has been reported for any other targeted strategy in depression . Walter Reed Trial Service members whose doctors followed PEER Report recommendations showed statistically significant improvement : • Depression scores improved by 144% • PTSD scores improved by 139% • Suicidal ideation was reduced by 75% • The trial was the fourth scientific replication of previous studies, all of which have demonstrated the efficacy of PEER technology in improving patient outcomes . *https://www.eurekalert.org/pub_releases/2018 - 05/usmc - nte051518.php

Investor Presentation 13 WHAT DOCTORS SAY “Why are we treating an organ, the brain, without measuring the effect of our treatment on the organ? There are over 100 medications available for the treatment of behavioral disorders. The core problem is not that we need three more, the problem is that we need to know how to use the 100 we have...” - - Steve Suffin , M.D., Chief of Clinical Pathology, Quest Diagnostics, CNS Response Co - founder "This could revolutionize prescribing practice in terms of helping people get the right treatment sooner. Psychiatry doesn't really have a predictive model for which disorders will respond best to which medications." - Col. John Bradley, MD, US Army (Retired) "We all respond differently to medications. I like to see my patients feel better faster without trial and error. The PEER Report™ shows what medications worked or didn't work for people with similar brains. I'm pleased to have trained military doctors who also use the PEER Report." - Dr. Michael Anderson, Psychiatrist (Private Practice) “ Predicting non - responders with an easy, relatively inexpensive, predictive, objective office procedure that builds upon clinical judgment to guide antidepressant choice.” - Charles DeBattista , MD, Stanford University School of Medicine

RECENT DEVELOPMENTS

Recent developments illustrate highly scalable business model:

- ✓ Partnered with Sanford Health to provide telepsychiatry services supporting outpatient primary care practices
- ✓ Announced nationwide expansion of telepsychiatry & telebehavioral health services for leading EAP provider and a national managed behavioral health company
- ✓ Launched school-based telepsychiatry program designed to provide youths with improved access to mental health services
- ✓ Launched comprehensive behavioral health solutions for skilled nursing and assisted living facilities
- ✓ Awarded subcontract to support suicide prevention for the U.S. Department of Health and Human Services
- ✓ FDA designated breakthrough device status for MYnd Analytics' PEER
- ✓ Publication demonstrates the potential positive economic impact to payors and self-insured employers if doctors utilize MYnd Analytics' PEER

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EXPERIENCED LEADERSHIP

Management Team

Patrick Herguth – Chief Executive Officer & Director

- Over 24 years of experience across healthcare and technology sectors, with strong industry relations and a proven track record of success leading and managing high-growth businesses
- MBA from the Kellogg Graduate School of Management at Northwestern University, B.S. in Applied & Engineering Physics from the College of Engineering at Cornell University

George C. Carpenter, IV – Chief Innovation Officer & President

- Over 25 years of experience in healthcare technology and business development
- MBA in Finance from the University of Chicago, BA from Dartmouth College

Brian MacDonald – Chief Technology Officer

- Responsible for machine learning algorithms that form the core of the PEER reports
- MBA from the University of Pennsylvania, BS from the University of Alabama

Don D'Ambrosio – Chief Financial Officer

- Over 25 years of C-level experience, including at a public company
- BA from Temple University

Robert Plotkin, CEO of Arcadian

- Founded Arcadian Telepsychiatry in 2013
- Previously founded Social Work prn of Philadelphia, a behavioral health staffing company

Board of Directors

Robin L. Smith, MD, MBA – Chairman

- Former CEO of Neostem (now Caladrius)

Patrick Herguth

- Former COO of Q-Centrix

Geoffrey E. Harris

- Portfolio manager at c7 Advisors

John Pappajohn

- Served as Director of 40+ companies in healthcare industry

Michal Votruba

- Director of the Gradus/RSJ Life Sciences Fund

Peter Unanue

- Over 25 years of senior business experience. Executive Vice President of Goya Foods, Inc.

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Investor Presentation 16 2019 MILESTONES 1 Expand partnership with Sanford Health to provide telebehavioral health and telepsychiatry services through Arcadian’s provider network for Sanford Health’s network of outpatient primary care practices. 2 Expand relationship with one of the nation’s leading health and well - being companies to offer telebehavioral health services to its affiliated primary care clinics 3 Establish a new commercial project for PEER with a managed care company or health system seeking to improve clinical outcomes and lower health care costs 4 Continue to enroll patients in Canadian military trial providing value - based care and cutting edge objective measurement tools in single payer system and working to penetrate VA and division of military 5 Grow telemedicine through partnerships with schools & universities, major health systems, nursing homes & skilled nursing facilities, correctional facilities, EAP providers, government & commercial partners, and payors

Investor Presentation CAPITALIZATION TABLE 17 Common Stock Issued and Outstanding (2/1 4 /1 9 ) 8 , 423 , 694 Series A Preferred 55 0 ,000 Series A - 1 Preferred 50 0 ,000 Total Shares of Common Stock Underlying Issued Options 1,622 , 445 Weighted Average Strike Price: $ 5 . 68 6,075, 769 Total Shares of Common Stock Underlying Issued Warrants Weighted Average Strike Price: $4.53 Fully Diluted Shares Outstanding 1 7 , 171 , 908

Investor Presentation 18 SUMMARY Enabling clinicians to deliver a personalized therapy solution with PEER and provide greater access to behavioral health clinicians through telemedicine while lowering the overall costs associated with untreated behavioral health conditions. • With telemedicine, we can deliver mental health services where and when the patient needs them including the privacy of one’s own home. • Clinicians leverage our artificial intelligence, machine learning and data analytics to deliver personalized medicine and treatment plans. • Overall healthcare costs can be reduced by properly treating behavioral health disorders. This also allows people to live full and productive lives benefitting society as a whole. MYnd and Arcadian Telepsychiatry are well positioned to help individuals, providers, payers, employers and government solve their behavioral health challenges.

Investor Presentation EMMAUS MERGER & SPINOFF • Announced merger and spinoff transaction with Emmaus Life Sciences, Inc., a leader in sickle cell disease treatment, in January 2019 • Emmaus will become a wholly owned subsidiary of MYnd Analytics in exchange for MYnd Analytics’ issuance of common stock to Emmaus shareholders and other equity holders. • The exchange ratio will result in Emmaus security holders owning approximately 94% of the MYnd Analytics’ common stock on a fully diluted basis after the merger. • It is anticipated that the surviving company will change its name to Emmaus and receive a new ticker symbol to reflect the name change. • In connection with the transaction, MYnd Analytics intends to transfer all of its assets (including cash and its equity interest in Arcadian Telepsychiatry Services, LLC) and liabilities into its wholly - owned subsidiary, MYnd Analytics California • Upon completion of the expected spin - off, MYnd shareholders continue to own 100% of the predictive analytics and telemedicine business, with plans to continue operations as a new standalone public company.

Investor Presentation ABOUT EMMAUS x Emmaus’ lead prescription product, Endari, demonstrated positive clinical results in a completed Phase 3 clinical trial for sickle cell disease and received FDA approval in July 2017 x Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older o The results of the trial were published in The New England Journal of Medicine on July 19th, 2018 x Multi - billion dollar addressable market – underserved, undertreated disease category with no new treatments in 2 decades – market poised for disruption x Emmaus launched Endari in the United States in early 2018 and has experienced strong market uptake x Endari is reimbursable by the Centers for Medicare and Medicaid Services, and every state provides coverage for Endari for outpatient prescriptions to all eligible Medicaid enrollees within their state Medicaid programs x Emmaus has distribution agreements in place with the nation’s leading distributors, making Endari available to selected pharmacies nationwide

Investor Presentation 21 CONTACT Robin L. Smith, MD, MBA, Chairman of the Board tel : 917 - 691 - 7409 email: robin@robinlsmith.com Patrick Herguth Chief Executive Officer tel: (949) 420 - 4400 email: pherguth@myndanalytics.com Don D’Ambrosio, Chief Financial Officer tel : email: dambrosio@myndanalytics.com